Exhibit 10.56
CONFIDENTIAL

December 20, 2016
Mr. Sebastian Deschler
General Counsel
TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor
Bethesda, MD 20814

Re:    Vesting of Restricted Shares and/or Restricted Stock Units - Updated

Dear Mr. Deschler:

TerraForm Power, Inc. (“We” or “TerraForm”) very much appreciates the services you have been performing to support our operations. Our board of directors has therefore decided to grant you additional rights under any Restricted Stock Award Agreement or Restricted Stock Unit Agreement (each, an “Existing Grant Agreement”) in effect as of today (the “Amendment Effective Date”) between you (the “Participant”) and TerraForm under TerraForm’s 2014 Long-Term Incentive Plan, as in effect and as may be amended from time to time (the “Plan”). All capitalized terms used but not defined in this letter shall have the meaning assigned to them in the relevant Existing Grant Agreement or the Plan.
1.Additional Accelerated Vesting Event
The following shall be added as a new subsection at the end of the section of each Existing Grant Agreement entitled “Vesting”:
“Notwithstanding provisions of this Agreement requiring forfeiture on certain employment terminations, if the Participant (i) (1) is Terminated without Cause by, or resigns for Good Reason from, SunEdison or its relevant Affiliate (together, the “SunEdison Companies”), and (2) immediately notifies TerraForm in writing of such termination or resignation, but does not promptly receive an offer of employment from TerraForm Power, Inc., TerraForm Global, Inc. or one of their Affiliates (together, the “TerraForm Companies”) for an equivalent position and at least equivalent compensation opportunity (each determined in TerraForm’s reasonable discretion) (an “Equivalent Employment Offer”) and does not then become employed by a TerraForm Company or (ii) has become an employee of a TerraForm Company and is thereafter Terminated without Cause by, or resigns for Good Reason from, such TerraForm Company, one hundred percent (100%) of the unvested shares of Restricted Stock or unvested RSUs, as applicable, shall immediately and provisionally vest and the remaining unvested shares of Restricted Stock or unvested RSUs, as applicable, shall be immediately forfeited, provided that such accelerated vesting shall be provisional, and require that the Participant execute a separation and release of claims agreement in favor of the TerraForm Companies as described below in this subsection.
For the avoidance of doubt, (1) if the Participant accepts an offer of employment from a TerraForm Company and stays employed by such TerraForm Company until the relevant Vesting Date, no Termination shall be deemed to have occurred, and no unvested shares of Restricted Stock or unvested RSUs, as applicable, shall be forfeited, notwithstanding any brief interruption of employment caused by such change in employment from the SunEdison Companies to the TerraForm Companies and notwithstanding any time periods during which the Participant performs services to any of the TerraForm Companies as an employee or contractor of a temporary

TerraForm Power • 7550 Wisconsin Avenue, 9th Floor • Bethesda, Maryland 20814 • www.terraform.com employment company which the relevant TerraForm Company has retained for such purpose, (2) a Termination resulting from a reduction in force shall not be deemed a termination for Cause (unless the Participant is actually terminated for Cause), (3) a resignation (other than for Good Reason and other than to accept employment at a TerraForm Company) by the Participant from a SunEdison Company or a TerraForm Company, or a Termination of employment by a SunEdison Company or a TerraForm Company for Cause, shall result in the immediate forfeiture of any unvested Restricted Stock or unvested RSUs, as applicable, provided that nothing in this subsection shall limit or otherwise affect the discretion of the Compensation Committee of TerraForm’s board of directors (the “Committee”) to accelerate vesting hereunder, or any other provision herein that may provide for accelerated vesting. Nothing in this subsection is intended to override any more complete vesting based on a Change in Control that this Agreement may provide.
TerraForm’s obligation to recognize the provisional vesting under this Agreement is subject (a) to the Participant’s signing a separation and release of claims agreement (the “TerraForm Release”) on a form with customary terms to be supplied by TerraForm at or promptly following the date of termination (which shall include, among other provisions, a release of claims in favor of the TerraForm Companies, confirmation of continued compliance with restrictive covenants, and post-employment cooperation), which release becomes enforceable within 60 days (or such shorter period as the release then specifies) following the date of termination, and (b) to the Participant’s meeting in full the Participant’s obligations under any restrictive covenants agreements in effect between the Participant and the TerraForm Companies.
The portion of each award under an Existing Grant Agreement for which vesting is accelerated by this subsection will only become fully vested if and when the Participant satisfies the release requirements, and any such provisionally vested portion will be forfeited retroactively to the Participant’s date of termination if the Participant either notifies TerraForm that he or she will not execute or will revoke the TerraForm Release or the period for providing the TerraForm Release expires without the Participant’s complying with the release requirements. TerraForm may choose instead to provide to the Participant any provisionally vested portions of these awards, subject to the Participant’s undertaking to repay TerraForm in the manner determined by the Committee at such time if the Participant fails to satisfy the release requirements thereafter.
In addition, and notwithstanding any other provision in any Existing Grant Agreement or the Plan, if you leave employment with SunEdison or any of its Affiliates and become an employee of TerraForm Global, LLC or any of its Affiliates designated to provide services to TerraForm Global and its subsidiaries (such employing entity “GLBL”), and remain so employed at the time GLBL ceases to be an Affiliate of the Company, then the provisions in this Agreement relating to a Change of Control shall apply as if you were an employee of the Company at the time of such a Change of Control, and all unvested shares of Restricted Stock or unvested RSUs, as applicable, shall immediately vest.
Notwithstanding the foregoing, to the extent permitted by the equity plan under which such an award was granted, nothing in this Agreement shall preclude TerraForm from accelerating the vesting of any or all such awards to an earlier period.”
2.General Provisions
(a)     Entire Agreement. Upon your acknowledgement and acceptance hereof, this letter replaces and supersedes in its entirety the letter relating to Vesting of Restricted Shares and/or Restricted Stock Units from us dated July 5, 2016 (the “July 5 Letter”). This letter modifies the terms of certain specified awards pursuant to Existing Grant Agreements and sets forth the entire agreement between the parties with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understandings, or representations between the

TerraForm Power • 7550 Wisconsin Avenue, 9th Floor • Bethesda, Maryland 20814 • www.terraform.com parties pertaining to the subject matter of this letter. For the avoidance of doubt, except for the July 5 Letter, this letter does not supersede the terms of equity agreements and plans that, as modified where applicable, are referenced herein, and the definitions of Cause and Good Reason used herein are only to be applied to the vesting of the awards under the Existing Grant Agreements.
(b)    No Other Amendments. Except as expressly set forth in this letter agreement, the Existing Grant Agreements shall remain in full force and effect and shall not be deemed amended or modified in any way.
(c)    Governing Law. All questions concerning the construction, validity and interpretation of this letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
(d)    Counterparts. This letter may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.
(e)    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
(f)    No Right to Employment. Nothing in this Agreement shall interfere with or limit in any way the right of any SunEdison Company or any TerraForm Company to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
(g)    Binding Agreement; Assignment. This letter agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with the provisions of the Existing Grant Agreements) any part of this Agreement without the prior express written consent of the Company.

* * *
Very truly yours,

/s/ Peter Blackmore
TerraForm Power, Inc.
Peter Blackmore
Chairman and Interim Chief Executive Officer

Acknowledged and agreed:

/s/ Sebastian Deschler______
Name: Sebastian Deschler

TerraForm Power • 7550 Wisconsin Avenue, 9th Floor • Bethesda, Maryland 20814 • www.terraform.com